CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY LAUNCHES ELECTRONIC PAPERLESS FAX SERVICE IN CHINA

Jinan Yinquan Technology Co., Ltd.  Plans to Launch Its New Electronic Fax System for Enterprise Business Customers in Partnership with China Tie Tong Across Shandong Province

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HENDERSON, NV, December 29, 2006 – – – Enterprise business customers taking advantage of voice over Internet services provided by, Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) will now have access to electronic paperless fax services.  The Company today announced it has launched the new service in the Province of Shandong, People’s Republic of China.

The Company said this new product using its VoIP technology will not only provide the company with tremendous growth opportunities by offering current customers with additional services but it will give  new customers the opportunity to secure complete telephone/fax services at very competitive pricing .

Jinan Yinquan, a technology company offering VoIP services in the People’s Republic of China, has been developing telecommunication solutions for China’s burgeoning Internet industry for more than half a decade.

“The launching of our electronic fax service is an important component of our growth strategy as it is in keeping with our pledge to become the premier provider of VoIP services in the Peoples Republic of China,”.  said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. “Along with our partner, China Tie Tong, we are actively marketing the new service across the Shandong Province as part of our Chinese marketing strategy.  Our plan is to continue developing and launching valuable services that will further enhance and strengthen our product offerings.”

Jinan Yinquan’s electronic fax service is an Internet based fax solution that will enable enterprise businesses to send and receive faxes using existing email accounts. Unlike traditional faxing, electronic faxing is convenient, cost effective, secure, integrated and automated.

Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan currently services three provinces and 19 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

Jinan Yinquan recently announced a cooperative venture with of one of China’s premier licensed telecom providers, China Tie Tong, one of only six licensed providers in the country.  This effort will allow the Company to rapidly deploy its VoIP technology throughout the world’s most populous country.  In addition, the Company also announced a system-wide upgrading and explansion program to accommodate the growing demand for its VoIP services.

The ability to increase telephone number capacity will be provided through China Tie Tong.  In turn, Jinan Yinquan will route all calls through Tie Tong’s extensive network and backbone.

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that this new product using its VoIP technology will provide the company with tremendous growth opportunities; that offering new customers with complete telephone/fax services at very competitive pricing; that our plan is to continue developing and launching other services that will further enhance and strengthen our product offering; unlike traditional faxing, electronic faxing is convenient, cost effective, secure, integrated and automated; that Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates and our cooperative venture with Tie Tong not only allows us to expand throughout the country, but may bring to our Company many other advantages such as accessing the network server, network bandwidth and telephone numbers as well as provide the Company with additional sales channels for its NP Soft Switch system.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations and our 10-QSB form filed on December 15, 2006. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com